Mail Stop 3561								September 13,
2005

Via U.S. Mail and Fax 525-728-4875

Pedro Beltran Nasr
Chief Financial Officer
GRUPO RADIO CENTRO, S.A. DE C.V.
Constituyentes 1154 - 7 Piso
Col Lomas Altas, C.P. 11950
Mexico, D.F., Mexico

Re:	GRUPO RADIO CENTRO, S.A. DE C.V.
	Form 20-F for the year ended December 31, 2004
      Filed June 29, 2005

	File No. 1-12090


Dear Mr. Beltran:

	We have completed our review of your Form 20-F and do not, at this time, have any further comments.



     						 Sincerely,
       						/s/ Carlos Pacho
						for Larry Spirgel
						Assistant Director


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Mr. Earle A. MacKenzie
Shenandoah Telecommunications Company
January 31, 2005
Page 1



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE